Exhibit 10.4

LINCOLN
AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

                       THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective for all purposes and in all respects as of the 3rd day of October, 2002, by and between InforMax, Inc. (“Employer”) and Stephen Lincoln (“Executive”).

                       WHEREAS, Employer and Executive entered into an Employment Agreement dated as of October 18, 2000 (the “Employment Agreement”); and

                       WHEREAS, Employer and Executive desire to modify the terms of the Executive’s post-employment obligations;

                       WHEREAS, Employer and Executive desire to set forth in writing the terms and conditions of this agreement and understanding.

                       NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, Employer and Executive (sometimes hereafter referred to as the “Parties”), intending to be legally bound, hereby agree as follows.

                       1.         Amendment to Executive Employment Agreement. The Parties agree that the Confidential Information, Non-Competition, Non-Solicitation and Inventions Agreement, incorporated within the October 18, 2000 Employment Agreement shall be amended by deleting Sections 2, 3 and 9(d) of that agreement and replacing them with the following:

"Post-Employment Obligations. Executive agrees that the following obligations are reasonable and necessary to protect Employer’s legitimate business.interests. Employer has agreed to this agreement to ensure the Executives ability to obtain gainful non-competitive employment. Executive further acknowledges that these obligations do not restrict Executive’s ability to be gainfully employed, that Employer’s business is international in scope, and that any geographic boundary, scope of prohibited activities, and time duration in these obligations are reasonable in nature and no broader than are necessary to protect Employer’s legitimate business interests. In consideration for Executive’s employment as Chief Scientific Officer, his participation in the Employer’s Incentive Bonus Plan, and for Employer’s other promises herein, Executive agrees that, for the term of this Agreement and for a period of twelve (12) months following the termination of employment, except with the express written consent of the Employer’s President or appropriate authorized senior executive, Executive shall not directly or indirectly:

(a) solicit “Business” (as defined below) from or contract or conduct Business (other than on behalf of Employer) with (i) any person or entity which was a customer of Employer as of, or within one year prior to, Executive’s last day of employment, or (ii) any prospective customer which Employer was soliciting as of, or within one year prior to, his last day of employment.

(b) knowingly interfere or attempt to interfere with or cause or attempt to cause the termination of any transaction or relationship in which Employer was involved or contemplating during Executive’s employment, including but not limited to relationships with Employer’s customers and prospective customers, contractors, vendors, service providers and suppliers;

(c) hire, solicit or recruit any of Employer’s employees, or any individuals who were employed by Employer within six (6) months of Executive’s last day of employment; or

                                (d)         be employed by, consult for, be an officer or director of, be a shareholder or owner of (except if as a shareholder or owner of less than 2% of a publicly traded company), or assist, engage in, or promote any business or contemplated business that is competitive with Employer’s Business, as defined below. Notwithstanding the foregoing, provided that Executive’s doing so does not breach his confidentiality obligations unto Employer, Executive may serve in such a capacity for a business competitive with Employer as long as Executive serves in a group or division of that business that is not directly competitive with Employer’s Business, as defined below.

                                (e)         Employer’s Business. For the purpose of these Post Employment Obligations, the “Business” of the company shall be defined as the development and marketing of commercial computer software and providing related consulting services in the areas of:

                                              (i)         interactive gene sequence visualization, manipulation, and analysis, including but not limited to, products such as VECTOR NTI, Genomax and Labshare;

                                              (ii)         interactive microarray-based data visualization manipulation and analysis, including but not limited to, such products as Vector Xpression;

                                              (iii)         interactive metabolic pathway visualization and manipulation, including but not limited to, such products as Vector Pathblazer;

                                              (iv)         any other business that Employer is engaged in, as evidenced by the expenditure of moneys, the execution of contracts or the preparation of a written business plan, is actively developing on the date of Executive’s termination of employment.

                                (f)         Notwithstanding the above, the following activities shall not be considered competitive with the Employer’s Business:

                                              (i)         Academic or Internal Software, defined as the development of software either (a) for internal use by any organization not in the business of selling or licensing software, such as those defined in clause (f) (iii) below, or (b) for academic or government research, either in a capacity as an employee of or contractor to the developing organization(s). Employer acknowledges that such non-competitive Academic or Internal Software might have certain overlapping functionality with that provided commercially by Employer. Employer also acknowledges that such development may be funded by one or more government agencies, private non-governmental organizations or individuals, or commercial companies. Employer further acknowledges that such software may at times be released to the public or may be commercialized by third-parties and that Executive may have limited ability to control such activities. Employer thus will neither hold Executive responsible for such activities nor consider them competitive for the purposes of this Agreement, as long as neither Executive nor the developing organization(s) directly engage in the development of a product competitive with the Business of Employer.

                                              (ii)         Bioinformatics Research, defined as any activity for or on behalf of any non-profit or commercial organization, where the primary goal of such research is the development of novel methodologies, algorithms, or software for biological data analysis, visualization, or storage. Employer acknowledges that such research may be implemented in software which is made available publicly and/or which is later commercialized, so long as neither the Executive nor the developing organization had as a goal the development of a product competitive with the business of Employer.

                                              (iii)         Other Businesses in Life Sciences, defined as working in any capacity for or on behalf of an organization whose primary business is biomedical research and development, biomedical research and development services, provision of data content, laboratory technology development, non-life science specific computer technology development, management consulting, healthcare or scientific policy services, investment banking, venture capital, research or healthcare funding (“non-competitive organizations”). Employer acknowledges that such organizations may have as clients or partners other third-party organizations whose business may be competitive with Employer’s Business, as defined above. However, Executive will not provide any services to such non-competitive organizations in connection with their development or provision of any products or services to any business competitive with Employer’s business.

                                              (iv)         Scientific Side Activities, defined as participation in research funding reviews, publication peer review, policy development, conference planning, scientific advisory boards, informal scientific collaborations, or journalism.

                                              (v)         Should there be a change of control as defined in the Incentive Bonus Plan agreed to by the Parties, the non-compete obligations of Section 1(d) of this Agreement shall not apply with respect to any division of Employer after the change of control transaction to which Executive has no responsibilities and about which he has no non-public proprietary information.

                                              (vi)         Permission to participate in any of these non-competitive businesses does not in any way release Executive from his existing Confidentiality or Intellectual Property assignment obligations to the Employer, nor the other obligations of this Agreement. Further, notwithstanding the above, Executive may not be employed by, consult for, be an officer of or director of, be a shareholder or owner of (except as a shareholder or owner of less than 2% of a publicly traded company), or assist, engage in or promote any business or contemplated business that provides products, service or assistance to the following Employer competitors: LION Bioscience, Pharmacopeia, Rosetta, Silicon Genetics, DNA Star, Physiome, Molecular Mining or to any contemplated, start-up or new business that is competitive with the business of Employer, as defined herein.

                       2.         Judicial Modification. The Parties agree that if a court of competent jurisdiction or other enforcement body finds that any term of this Agreement is for any reason excessively broad in scope or duration or for other reasons finds that a term may not be enforced as written, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. The Parties further agree that a court of competent jurisdiction or other enforcement body may modify, delete, blue-pencil, or revise any term of this Agreement and then enforce this Agreement as modified.”

                       3.         Entire Agreement. This Agreement and the Employment Agreement amended hereby constitute the entire agreement between the Parties relating to its subject matter and supersedes all prior agreements, negotiations, and understandings, whether written or oral. Unless specifically modified herein, all terms and conditions of the Employment Agreement and any other employment related agreements shall remain in full force and effect and the Executive agrees to be bound by such agreements.

                       4.         Amendment. This Agreement may be amended or modified only by a written instrument executed by the Executive and an officer or director of the Employer.

                       5.         Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to the conflicts-of-law rules thereof. Executive agrees and submits to the exclusive jurisdiction of any court in the State of Maryland where there is proper venue or any federal court sitting in Maryland, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding shall be heard or determined in such Maryland or Federal Court.

                       6.         Counterparts; Facsimile Transmission. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures transmitted by facsimile shall be binding as evidence of each party’s agreement to be bound the terms of this Agreement.

                       IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective for all purposes and in all respects as of October 3, 2002.

STEPHEN LINCOLN	INFORMAX, INC. 7600 Wisconsin Avenue Bethesda, MD 20814

/S/ Stephen Lincoln Stephen Lincoln	/S/ Andrew P. Whiteley By: Andrew P. Whiteley Chairman, Chief Executive Officer and President

Date: October 3, 2002	Date: October 3, 2002

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